August 17, 2009 09:05 AM Eastern Daylight Time

Bullion Monarch Mining Posts Record Profit for FY 2009

OREM, Utah--(BUSINESS WIRE)--Bullion Monarch Mining Inc. (OTCBB:BULM) is a fully reporting, publicly traded, natural resource development company with current interests in Gold and Oil Shale. The Company continues its impressive growth with revenues for fiscal year 2009 increasing approximately 40% over 2008, which equates to earnings of approximately $.04 per share. Bullion Monarch also increased net income 210% to $1,679,292 compared to the $541,485 in 2008.

President / CEO R. Don Morris is quoted as saying, “I am incredibly proud that we increased our net income while acquiring new property positions and self-financing the construction of EnShale’s oil shale production pilot plant. Bullion Monarch Mining has also achieved 12 consecutive quarters of profitability while continuing to be virtually debt free, which must give our shareholders a real sense of security in this volatile financial climate.”

Bullion Monarch’s largest revenue source continues to be from a 1% royalty from Newmont Mining’s Leeville/East Ore mine located in Northern Nevada’s legendary Carlin Trend.

Bullion also decreased liabilities approximately 29% in fiscal 2009. Total expenses in fiscal year 2009 also decreased due in part to 34% less R&D expenses associated with Bullion’s 80% owned subsidiary, EnShale Inc., by moving from the process and patent development stage to the plant construction phase.

Follow the link to see the latest financial filings for Bullion Monarch Mining Inc.  For more information regarding Bullion Monarch Mining (OTC:BULM) visit their website www.bullionmm.com or contact Robert at (801)426-8111.

Forward Looking Statements

Any forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.